UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 19, 2015

SOLARWINDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001- 34358	73-1559348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7171 Southwest Parkway

Building 400

Austin, Texas 78735

(Address of principal executive offices, including zip code)

(512) 682-9300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 21, 2015, SolarWinds, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Aurora Holdings, LLC (“Parent”), and Project Aurora Merger Corp., a wholly owned subsidiary of Parent (“Merger Subsidiary”), providing for the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Subsidiary were formed by affiliates of private equity investment firms Thoma Bravo (“Thoma Bravo”) and Silver Lake Partners (“Silver Lake”). Capitalized terms not otherwise defined have the meanings set forth in the Merger Agreement.

At the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares or Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any Subsidiary of the Company or Parent (other than Merger Subsidiary)) will be cancelled and cease to exist and automatically converted into the right to receive cash in an amount equal to $60.10, without interest (the “Per Share Price”). Subject to certain exceptions, Company Options and Company RSUs generally will be cancelled and converted into the right to receive the Per Share Price, less, in the case of Company Options the exercise price per share.

Parent and Merger Subsidiary have secured committed financing, consisting of a combination of equity to be provided by investment funds affiliated with Thoma Bravo and Silver Lake and certain other institutional equity co-investors, and debt financing from Goldman Sachs Bank USA, the aggregate proceeds of which will be sufficient for Parent and Merger Subsidiary to pay the aggregate merger consideration and all related fees and expenses. Parent and Merger Subsidiary have committed to use their reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter entered into as of October 21, 2015. The transaction is not subject to a financing condition.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the Company’s stockholders.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and the Company Subsidiaries prior to the Effective Time. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions for Superior Proposals.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $159.0 million. If Parent terminates the Merger Agreement by 5:00 p.m., Central time, on or prior to the tenth Business Day following the date the Company Board (or any committee thereof) has effected and not withdrawn a Change of Recommendation, the termination fee will become payable by the Company to Parent. This termination fee will also be payable if: (i) the Merger Agreement is terminated because the Company’s stockholders did not vote to adopt the Merger Agreement at the Stockholders Meeting, (ii) prior to such vote on the Merger Agreement, an offer or proposal to acquire at least 50% of the Company’s stock or assets that was not publicly announce or known is publicly announced or becomes known, and (iii) within one year of the termination of the Merger Agreement the Company enters into an agreement for a transaction contemplated by such offer or proposal, then subsequently consummates such transaction. If the Merger Agreement is terminated in connection with the Company accepting a Superior Proposal, then the termination fee will become payable by the Company to Parent. In addition, the Company will be required to reimburse Parent for up to $5.0 million of its expenses associated with the transaction if the Merger Agreement is terminated either because the Company’s stockholders do not vote to adopt the Merger Agreement, or the Company breaches its representations, warranties or covenants in a manner that would cause the related closing conditions to not be met. The Company will also be required to reimburse Parent for up to $5.0 million of expenses associated with the transaction if the Merger Agreement is terminated because the Company’s stockholders did not vote to adopt the Merger Agreement and prior to such vote, an offer or proposal to acquire at least 50% of the Company’s stock or assets is publicly announced and the Company enters into an agreement for, or completes, a transaction contemplated by such proposal within one year of termination, provided that Parent and Merger Subsidiary were not in material breach of their representations, warranties, covenants or agreements under the Merger Agreement.

Upon termination of the Merger Agreement under other specified circumstances, Parent will be required to pay the Company a termination fee of $317.9 million. The termination fee by Parent will become payable if Parent fails to consummate the Merger after certain conditions are met, if Parent breaches its representations, warranties or covenants in a manner that would cause the related closing conditions to not be met, or if either party terminates because of the termination date described below, and at the time of such termination, the Company was otherwise entitled to terminate the Agreement for either of the above reasons. Each of Thoma Bravo and Silver Lake has provided the Company with a limited guaranty in favor of the Company (the “Limited Guarantees”). The Limited Guarantees guarantee the payment of the termination fee payable by Parent and certain reimbursement obligations that may be owed by Parent to the Company pursuant to the Merger Agreement. The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement, provided that the Company may only cause Parent to close the transaction if certain conditions are satisfied, including the funding or availability of the debt financing.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by April 18, 2016.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Subsidiary and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•                  should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•                  may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•                  may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•                  were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

On October 21, 2015, the Company issued a press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws

On October 19, 2015, the Board of Directors of the Company approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”), which became effective immediately. The Bylaw Amendment added a new Article XI that (i) designates the state and federal courts located within the state of Delaware as the sole and exclusive forum for certain legal action, unless the Company consents in writing to the selection of an alternative forum, and (ii) unless waived by the Company, shifts legal fees incurred by the Company and its directors, among others, to stockholder plaintiffs, in certain situations, if plaintiffs choose to file actions in a forum other than the state and federal courts located within the state of Delaware. The foregoing description of the

Bylaw Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Bylaw Amendment, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 21, 2015, by and among Project Aurora Holdings, LLC, Project Aurora Merger Corp., and SolarWinds, Inc.

3.1	Amendment to the Amended and Restated Bylaws of the Company.

99.1	Press Release of SolarWinds, Inc. dated October 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLARWINDS, INC.

By:	/s/ KEVIN B. THOMPSON

Kevin B. Thompson President and Chief Executive Officer

Date: October 21, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 21, 2015, by and among Project Aurora Holdings, LLC, Project Aurora Merger Corp., and SolarWinds, Inc.

3.1	Amendment to the Amended and Restated Bylaws of the Company.

99.1	Press Release of SolarWinds, Inc. dated October 21, 2015.